Amendment to Securityholders Agreement


                                                              August 24, 2001


          Reference is made to the Securityholders and Registration Rights Agreement dated as of March 13, 2000, by and among DPL Inc. (the "Company"), DPL Capital Trust I, Dayton Ventures LLC (the "Equity Purchaser") and Dayton Ventures, Inc. (the "Trust Preferred Purchaser") (the "Securityholders Agreement") and to the Purchase Agreement, dated as of August 23, 2001, between the Company and the Trust Preferred Purchaser (the "Purchase Agreement").

          The undersigned hereby consent and agree that, effective upon the consummation of the Closing (as defined in the Purchase Agreement) under the Purchase Agreement, (a) Section 2.4 (a) of the Securityholders Agreement shall be amended to delete therefrom subparagraphs (v), (vi) and (vii) and which subparagraphs shall be of no further force or effect from and after the consummation of the Closing (as defined in the Purchase Agreement) of the Purchase Agreement and (b) without in any way diminishing or prejudicing the rights held by the Equity Purchaser, its affiliates (other than the Trust Preferred Purchaser), its Transferees (as defined in the Securityholders Agreement) and its permitted assignees, the Trust Preferred Purchaser shall have no further rights or obligations under the Securityholders Agreement.

          This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile signature(s).

          This Agreement shall terminate upon any termination of the Purchase Agreement.

          Except as expressly provided herein, the provisions of the Securityholders Agreement are hereby ratified and confirmed by the parties and shall remain in full force and effect. All references in the Securityholders Agreement to "this Agreement" shall be read as references to the Securityholders Agreement, as modified by this letter.


                         [Signature page follows.]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                   DPL INC.


                                   By:  /s/ Elizabeth M. McCarthy
                                        ---------------------------------------
                                        Name:  Elizabeth M. McCarthy
                                        Title:  Group Vice President & CFO


                                   DAYTON VENTURES, INC.


                                   By:  /S/ Scott Stuart
                                        ---------------------------------------
                                        Name:  Scott Stuart
                                        Title:  President